                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934



                        Date of Report (Date of earliest
                           event reported) May 7, 2003


                                   ITXC CORP.
             (Exact name of registrant as specified in its charter)


  Delaware                      000-26739                     22-3531960
 (State of               (Commission File Number)            (IRS Employer
incorporation)                                             Identification No.)


750 College Road East, Princeton, New Jersey                     08540
(Address of principal executive offices)                       (Zip Code)


                                  609-750-3333
                         (Registrant's telephone number,
                              including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

At ITXC Corp.'s Annual Meeting of Stockholders to be held today, May 7, 2003, Tom Evslin, Chairman of the Board of Directors of ITXC Corp., expects to make the following statement:

Liam Strong has been a member of the ITXC Board for a year and has made a valuable contribution during this time. During that time, Liam has worked with Cerberus Capital Partners who have bid for the assets of Teleglobe, a customer and competitor of ITXC. As a consequence he has recused himself from any Board activities and discussions which may have either involved Teleglobe or would have provided competitively sensitive information. As a result he has recently been active primarily in corporate governance issues. Cerebrus has now petitioned the bankruptcy court for final approval of its purchase of the assets of Teleglobe, and it is the expectation of all concerned that this will be approved. At that time Mr. Strong will become CEO of Teleglobe. As a consequence, both he and the Board believe that it will be appropriate for him to resign at that time because the number of conflicts will prevent him from being able to function effectively. We anticipate this will happen later in May. We appreciate Liam's valuable contribution and wish him luck in the future. As we have previously announced, Heidrich & Struggles was retained to do a search for a new CEO. We have also engaged them to search for new independent members for the Board so that we can maintain the high quality of our Board of Directors.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ITXC CORP.



                                   By: /s/ Theodore M. Weitz
                                       ----------------------------------------
                                       Name:  Theodore M. Weitz
                                       Title: Vice President, General
                                               Counsel and Secretary
Date:  May 7, 2003



                                      -3-